Exhibit (a)(1)(A)

COCA-COLA CONSOLIDATED, INC.

Offer to Purchase for Cash

Shares of its Common Stock for an Aggregate Purchase Price of Not More Than $2,000 Million

at a Per Share Purchase Price Not Less Than $850 Per Share

Nor Greater Than $925 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 18, 2024, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

Coca-Cola Consolidated, Inc., a Delaware corporation (the “Company,” “Coca-Cola Consolidated,” “we,” “our” or “us”), is offering to purchase for cash shares of its Common Stock, par value $1.00 per share (the “Common Stock”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not less than $850 nor greater than $925 per share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”). We are offering to purchase shares having an aggregate purchase price of no more than $2,000 million. Stockholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer.

On May 6, 2024, prior to our announcement of our intention to commence this Offer, we entered into a purchase agreement (the “Purchase Agreement”) with Carolina Coca-Cola Bottling Investments, Inc., an indirect wholly-owned subsidiary of The Coca-Cola Company (“CCCBI”), which beneficially owns 2,482,165 shares of our Common Stock (representing approximately 26.5% of our outstanding shares of Common Stock, calculated assuming all issued and outstanding shares of Class B Common Stock, par value $1.00 per share (the “Class B Common Stock”), are converted into Common Stock). Pursuant to the Purchase Agreement, we have agreed to purchase and CCCBI has agreed to sell, at the Purchase Price, a number of shares of Common Stock (the “Share Repurchase”) such that CCCBI would beneficially own 21.5% of our outstanding shares of Common Stock immediately following the closing of the Share Repurchase (calculated assuming all issued and outstanding shares of Class B Common Stock are converted into Common Stock and taking into account the shares of Common Stock purchased in the Offer). The Share Repurchase is conditioned on, among other things, completion of the Offer and, in the case of CCCBI’s obligation to close, the Purchase Price being no less than $925 per share (the “Minimum Price Closing Condition”).

After the Expiration Time, upon the terms and subject to the conditions of the Offer, we will determine a single price per share (the “Purchase Price”), which will be not less than $850 and not more than $925 per share, that we will pay for shares of our Common Stock, par value $1.00 per share, validly tendered in the Offer and not validly withdrawn. The Purchase Price will be the lowest price per share of not less than $850 and not more than $925 per share that will enable the Company to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $2,000 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $2,000 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Because of the proration,

“odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares having an aggregate purchase price of $2,000 million are validly tendered at or below the Purchase Price and not validly withdrawn.

We reserve the right, in our sole discretion, to increase or decrease the consideration offered to stockholders pursuant to the Offer and to increase or decrease the amount of shares sought in the Offer, subject to applicable law.

As of May 17, 2024, we had 8,368,993 shares of Common Stock outstanding and 1,004,696 shares of Class B Common Stock outstanding. Shares of our Class B Common Stock are convertible on a share-for-share basis into shares of our Common Stock at any time at the option of the holder.

Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $850 per share, the minimum potential Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 2.4 million. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $925 per share, the maximum potential Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 2.2 million.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the Financing Condition (as defined herein). See Section 7.

Our Common Stock is listed on the Nasdaq Global Select Market (the “Nasdaq”) and trades under the symbol “COKE.” On May 17, 2024, the reported closing price of our Common Stock on the Nasdaq was $937.00 per share. Accordingly, an Auction Tender at any price or a Purchase Price Tender will result in a Purchase Price below the reported closing price of our Common Stock on the Nasdaq on the last full trading day prior to the commencement of the Offer. On May 3, 2024, the last full trading day prior to the announcement of the Offer, the reported closing price of our Common Stock on the Nasdaq was $853.40 per share. You are urged to obtain current market quotations for our Common Stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Offer to Purchase, dated May 20, 2024

IMPORTANT

THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and executive officers, including J. Frank Harrison, III, our Chief Executive Officer and Chairman of the Board of Directors, have advised us that they do not currently intend to participate in the Offer. We are not aware of any of our affiliates that intend to tender any shares in the Offer. However, pursuant to the Purchase Agreement that we entered into with CCCBI, we have agreed to purchase and CCCBI has agreed to sell, at the Purchase Price, a number of shares of Common Stock such that CCCBI would beneficially own 21.5% of our outstanding shares of Common Stock immediately following the closing of the Share Repurchase (calculated assuming all issued and outstanding shares of Class B Common Stock are converted into Common Stock and taking into account the shares of Common Stock purchased in the Offer). The Share Repurchase is conditioned on, among other things, completion of the Offer and, in the case of CCCBI’s obligation to close, the Purchase Price being no less than $925 per share. The Share Repurchase is expected to occur on the 11th business day following the Expiration Time. Pursuant to the Purchase Agreement, CCCBI has agreed that it will not, directly or indirectly, tender or sell any shares of Common Stock in the Offer or otherwise, or, directly or indirectly, purchase shares of our Common Stock, each from the date of the Purchase Agreement until the 11th business day following the Expiration Time. See Section 12.

If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, LLC, the Depositary for the Offer, at the address shown on the Letter of Transmittal;

•

if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3;

•

if you are a participant in the Coca-Cola Consolidated Employee Stock Purchase Plan (the “ESPP”), you may tender shares that you have purchased through the ESPP. If you have purchased shares through the ESPP and hold such shares at EQ Equity Plan Solutions, the administrative agent of the ESPP (the “Administrator”), you must follow the procedures and instruct the Administrator to tender your shares within the time period described in the separate instructions that you will receive, a copy of which is filed with our Schedule TO as Exhibit (a)(1)(G); or

•	if you are a holder of Class B Common Stock, you may convert your Class B Common Stock into Common Stock and tender any shares issued upon such conversion. You must convert your Class B

i

Common Stock into Common Stock in accordance with Company policies and practices to receive your shares in order to tender them in the Offer.

If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedures for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Under a Purchase Price Tender, shares will be purchased upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $850 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer of $850, a price that is below the reported closing price of our Common Stock on the Nasdaq on May 17, 2024, which was the last full trading day before commencement of the Offer.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at the telephone numbers and address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained or incorporated by reference in this Offer to Purchase and in the Letter of Transmittal. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Coca-Cola Consolidated or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any such information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent, or any of our or their affiliates.

ii

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the shares of Common Stock?

The issuer of the shares, Coca-Cola Consolidated, Inc., is offering to purchase the shares of Common Stock.

What will be the Purchase Price for the shares and what will be the form of payment?

We are conducting an offer by means of a procedure commonly called a “modified Dutch auction.” Upon the terms and subject to the conditions of the Offer, we are offering to purchase for cash shares of our Common Stock pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not less than $850 nor greater than $925 per share or (ii) Purchase Price Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $850 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. We are offering to purchase shares having an aggregate purchase price of no more than $2,000 million. Promptly after 5:00 p.m., New York City time, on June 18, 2024, unless the Offer is extended or terminated (such time, as it may be extended, the “Expiration Time”), we will determine a single price per share, the Purchase Price, which will be not less than $850 and not more than $925 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders.

The Purchase Price will be the lowest price per share of not less than $850 and not more than $925 per share that will enable us to purchase the maximum number of shares validly tendered and not validly withdrawn in the Offer having an aggregate purchase price not exceeding $2,000 million. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, subject to applicable withholding and without interest, to all stockholders whose shares are accepted for payment pursuant to the Offer. You should understand that a Purchase Price Tender or an election of an Auction Tender will result in your shares being purchased at a price that is below $937.00, the reported closing price of our Common Stock on the Nasdaq on May 17, 2024, the last full trading day prior to the commencement of the Offer, and could be below the reported closing price of our Common Stock on the Nasdaq at the Expiration Time. See Section 1.

How many shares of its Common Stock is Coca-Cola Consolidated offering to purchase?

We are offering to purchase, at the Purchase Price, shares of Common Stock validly tendered in the Offer and not validly withdrawn up to a maximum aggregate purchase price of $2,000 million. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $850 per share, the minimum potential Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 2,352,941. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $925 per share, the maximum potential Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 2,162,162. Assuming that the Offer is fully subscribed, the maximum of 2,352,941 shares that the Company is offering to purchase under the Offer represents approximately 28.1% of the total number of shares of Common Stock issued and outstanding as of May 17, 2024 (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). Assuming the Offer is fully subscribed, the minimum of 2,162,162 shares that the Company is offering to purchase under the Offer represents approximately 25.8% of the total number of shares of Common Stock issued and outstanding as of May 17, 2024 (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock).

If more than $2,000 million in value of shares are tendered in the Offer at or below the Purchase Price, we reserve the right, in our sole discretion, to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time. We also reserve the right, in our sole discretion, to increase or decrease the consideration offered to stockholders pursuant to the Offer and to increase or decrease the amount of shares sought in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the Financing Condition. See Section 7.

How will Coca-Cola Consolidated pay for the shares?

We expect to fund the Offer with a combination of cash on hand, borrowings under our revolving credit facility, borrowings under one or more new term loan facilities and/or proceeds of an offering of senior unsecured notes. See Section 9.

The Offer is subject to the completion of such financing on terms acceptable to us in our sole discretion. See Section 7.

How long do I have to tender my shares?

You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at 5:00 p.m., New York City time, on June 18, 2024, unless we extend or terminate the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

If I am a holder of Class B Common Stock, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase any outstanding shares of Class B Common Stock, and tenders of Class B Common Stock will not be accepted. If you are a holder of Class B Common Stock, you may convert your Class B Common Stock into Common Stock and tender any shares issued upon such conversion. You must convert your Class B Common Stock into Common Stock in accordance with Company policies and practices to receive your shares in order to tender them in the Offer. We urge each stockholder to consult with his or her legal advisor, financial advisor and tax advisor with respect to the advisability of converting any shares of Class B Common Stock.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable law. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend (including, without limitation, by increasing or decreasing the consideration offered to stockholders pursuant to the Offer or by increasing or decreasing the amount of shares being sought in the Offer) or terminate the Offer, subject to applicable law. See Sections 4, 7 and 16.

How will I be notified if the Offer is extended, amended or terminated?

If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 16.

What is the purpose of the Offer and the Share Repurchase?

Our Board of Directors has determined that it is in the best interests of Coca-Cola Consolidated and its stockholders to deploy capital by repurchasing shares of our Common Stock pursuant to the Offer and the Share Repurchase and we believe that such transactions are a prudent and effective way to provide value and increased liquidity to our stockholders.

Our Board of Directors believes that the Offer and the Share Repurchase represent a prudent use of our financial resources in light of our business profile, financial condition, capital structure, current indebtedness and debt capacity. As of March 29, 2024, we had net working capital of $797.0 million and long-term debt of $599.3 million. We also believe that investing in our own shares at these prices is an attractive use of capital and an efficient and effective means to provide value to our stockholders. See Section 11.

The primary purpose of the Offer is to return cash to our stockholders by providing them with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer also provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with open market sales. Stockholders who choose not to participate in the Offer will have a greater percentage ownership in Coca-Cola Consolidated and its future operations following the completion of the Offer, while also bearing the attendant risks associated with owning shares of Common Stock, including risk associated with the Company’s higher leverage which is required to be incurred to finance the Offer.

Assuming the completion of the Offer and the Share Repurchase, we believe that our anticipated cash flow from operations, our financial condition and our access to credit and capital markets will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer and the Share Repurchase, our management and our Board of Directors took into account the expected financial impact of the Offer and the Share Repurchase on our liquidity and level of indebtedness.

After the completion of the Offer, in addition to the shares that we expect to purchase in the Share Repurchase, we may purchase additional shares in the open market, private transactions, exchange offers, tender offers or otherwise, in each case subject to market and other conditions. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. See Section 2.

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including:

•

our receipt of borrowings under one or more new term loan facilities and/or proceeds of an offering of senior unsecured notes on such terms as may be acceptable to us in our sole discretion, resulting in aggregate gross proceeds to us of at least $2,500 million (the “Financing Condition”);

•

no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•

our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction or order;

•

no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic, foreign or supranational, which (1) indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•

no decrease of more than 10% in the market price for our Common Stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 17, 2024 shall have occurred;

•

no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•

no commencement or escalation, on or after May 17, 2024, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly involving the United States, shall have occurred;

•

no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer shall have occurred;

•

in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof shall have occurred;

•

no tender or exchange offer for any or all of our outstanding Common Stock (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

•

we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of Common Stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before May 17, 2024), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 17, 2024 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our Common Stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding Common Stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall have been obtained or made on terms and conditions satisfactory to us;

•	neither Standard & Poor’s nor Moody’s shall have downgraded or withdrawn the rating accorded any of the Company’s or its subsidiaries’ indebtedness; or

•

we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our Common Stock to be delisted from the Nasdaq or eligible for deregistration under the Exchange Act.

In the event that the Financing Condition is satisfied or waived less than five business days prior to the scheduled Expiration Time, we will extend the Offer to ensure that at least five business days remain in the Offer following the satisfaction or waiver of the Financing Condition.

The Offer is not conditioned on any minimum number of shares being tendered. See Section 7.

How will the Offer and the Share Repurchase affect the number of our shares outstanding and the number of record holders?

As of May 17, 2024, we had 8,368,993 issued and outstanding shares of Common Stock and 1,004,696 issued and outstanding shares of Class B Common Stock. At the minimum potential Purchase Price of $850 per share, we would purchase 2,352,941 shares if the Offer is fully subscribed (and, in accordance with the Minimum Price Closing Condition, no shares from CCCBI in the Share Repurchase), which would represent approximately 28.1% of our outstanding shares of Common Stock as of May 17, 2024 (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). At the maximum potential Purchase Price of $925 per share, we would purchase 2,162,162 shares if the Offer is fully subscribed and, following completion of the Offer, 1,186,862 shares from CCCBI in the Share Repurchase, which collectively would represent approximately 40.0% of our outstanding shares of Common Stock as of May 17, 2024 (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). If the Offer is fully subscribed at the minimum potential Purchase Price, we will have 6,016,052 shares of Common Stock outstanding immediately following the purchase of shares in the Offer (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). If the Offer is fully subscribed at the maximum potential Purchase Price, we will have 5,019,969 shares of Common Stock outstanding immediately following the purchase of shares in the Offer and the Share Repurchase (assuming no conversion of outstanding shares of Class B Common Stock into Common

Stock). The actual number of shares of Common Stock outstanding immediately following completion of the Offer and the Share Repurchase will depend on the number of shares tendered and purchased in the Offer and the Share Repurchase, as well as the Purchase Price for such shares. See Sections 1 and 12.

If any of our stockholders:

•	who hold shares in their own name as holders of record; or

•	who are “registered holders” as participants in the DTC’s system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Stockholders who do not have their shares purchased in the Offer will realize an increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer and the Share Repurchase. See Section 2.

Will the Company continue as a public company following the Offer and the Share Repurchase?

We believe that our purchase of shares pursuant to the Offer and the Share Repurchase will not result in delisting of the remaining shares on the Nasdaq or the remaining shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon the Company having determined that the consummation of the Offer and the Share Repurchase is not likely to cause the Common Stock to be delisted from the Nasdaq or to be subject to deregistration under the Exchange Act. See Sections 2, 7 and 13.

How do I tender my shares?

If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•

if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3 of this Offer to Purchase;

•

if you are a participant in the ESPP, you may tender shares that you have purchased through the ESPP. If you have purchased shares through the ESPP and hold such shares at EQ Equity Plan Solutions, the administrative agent of the ESPP (the “Administrator”), you must follow the procedures and instruct the Administrator to tender your shares within the time period described in the separate instructions that you will receive, a copy of which is filed with our Schedule TO as Exhibit (a)(1)(G); or

•

if you are a holder of Class B Common Stock, you may convert your Class B Common Stock into Common Stock and tender any shares issued upon such conversion. You must convert your Class B Common Stock into Common Stock in accordance with Company policies and practices to receive your shares in order to tender them in the Offer.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $2.50) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $850 per share.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $850 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer of $850, a price that is below the reported closing price of our Common Stock on the Nasdaq on May 17, 2024, which was the last full trading day before commencement of the Offer. See Section 8 for recent market prices for shares of our Common Stock.

If you want to tender your shares but (1) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (2) you cannot comply with the procedures for book-entry transfer on a timely basis or (3) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedures described in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares that you own to participate in the Offer.

If I am a participant in the ESPP, how do I participate in the Offer?

If you are a participant in the ESPP, you may tender shares that you have purchased through the ESPP. If you have purchased shares through the ESPP and hold such shares at EQ Equity Plan Solutions, the Administrator of the ESPP, you must follow the procedures and instruct the Administrator to tender your share within the time period described in the separate instructions that you will receive, a copy of which is filed with our Schedule TO-I as Exhibit (a)(1)(G).

In what order will Coca-Cola Consolidated purchase the tendered shares?

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of less than $2,000 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and shares validly tendered at or below the Purchase Price, and not validly withdrawn prior to the Expiration Time, would result in an aggregate purchase price of more than $2,000 million, we will purchase shares of Common Stock in the following order of priority:

•	First, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time);

•

Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $2,000 million; and

•

Third, if necessary to permit us to purchase shares having an aggregate purchase price of $2,000 million, such shares conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 6.

It is therefore possible that some or all of the shares you tender will not be purchased.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 shares in the aggregate, you validly tender all of these shares at or below the Purchase Price prior to the Expiration Time (and do not validly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after the end of the day, 12:00 midnight, New York City time, on July 17, 2024. See Section 4.

How do I withdraw shares previously tendered?

To validly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares, will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.

Has Coca-Cola Consolidated or its Board of Directors adopted a position on the Offer?

Although our Board of Directors has authorized the Offer, it has not, nor has the Company, the Depositary or the Information Agent made, and they are not making, any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information contained in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker. See Section 2.

Do Coca-Cola Consolidated directors or executive officers or affiliates intend to tender their shares in the Offer?

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and executive officers, including J. Frank Harrison, III, our Chief Executive Officer and Chairman of the Board of Directors, have advised us that they do not currently intend to participate in the Offer. We are not aware of any of our affiliates that intend to tender any shares in the Offer. However, pursuant to the Purchase Agreement that we entered into with CCCBI, we have agreed to purchase and CCCBI has agreed to sell, at the Purchase Price, a number of shares of Common Stock such that CCCBI would beneficially own 21.5% of our outstanding shares of Common Stock immediately following the closing of the Share Repurchase (calculated assuming all issued and outstanding shares of Class B Common Stock are converted into Common Stock and taking into account the shares of Common Stock purchased in the Offer). The Share Repurchase is conditioned on, among other things, completion of the Offer and, in the case of CCCBI’s obligation to close, the Purchase Price being no less than $925 per share. The Share Repurchase is expected to occur on the 11th business day following the Expiration Time. Pursuant to the Purchase Agreement, CCCBI has agreed that it will not, directly or indirectly, tender or sell any shares of Common Stock in the Offer or otherwise, or, directly or indirectly, purchase shares of our Common Stock, each from the date of the Purchase Agreement until the 11th business day following the Expiration Time. See Section 12.

What will happen if I do not tender my shares?

Stockholders who do not participate in the Offer will retain their shares and will own a greater percentage interest in our outstanding Common Stock following the completion of the Offer, which percentage will further increase immediately following the closing of the Share Repurchase. See Section 2.

When and how will Coca-Cola Consolidated pay for my tendered shares that are accepted for purchase pursuant to the Offer?

If your shares are accepted for purchase in the Offer, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer and the acceptance of the shares for payment.

We expect that it may take up to five business days after the Expiration Time to calculate the final proration factor, if any, and begin paying for tendered shares. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Company’s Common Stock?

On May 17, 2024, the reported closing price of our Common Stock on the Nasdaq was $937.00 per share. On May 3, 2024, the last full trading day prior to the announcement of the Offer, the reported closing price of our Common Stock on the Nasdaq was $853.40 per share. You are urged to obtain current market quotations for our Common Stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in our cash and cash equivalents. See Section 2.

I am a U.S. stockholder. What are the U.S. federal income tax consequences if I tender my shares?

Generally, if you are a United States Holder (as defined in Section 15), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. If you are a United States Holder, you should complete the Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal. If you fail to complete, sign and return to the Depositary (or other applicable withholding agent) an IRS Form W-9 included in the Letter of Transmittal, you may be subject to U.S. backup withholding. Such withholding would be equal to 24% of the gross proceeds paid to you pursuant to the Offer. See Sections 3 and 15.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

I am a foreign stockholder. What are the U.S. federal income tax consequences if I tender my shares?

If you are a Non-United States Holder (as defined in Section 15), the receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are not engaged in a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your tendered shares, you may be subject to tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The tax treatment of the receipt of cash depends upon facts which may be unique as to each stockholder. See Section 15. Therefore, we and the Depositary, or other applicable withholding agent, will generally presume that all amounts paid to foreign stockholders in exchange for their shares are dividend distributions, and as to each foreign stockholder, U.S. federal income tax will be withheld at a 30% rate unless such stockholder provides documentation pursuant to which the Depositary, or other applicable withholding agent, may determine that an exemption from, or reduction of, such withholding applies. If tax has been withheld but the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then, in an appropriate case, you may apply to the IRS for a refund of such withheld amount. See Sections 3 and 15 for a more detailed discussion of the tax treatment of the Offer.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

Will I have to pay a stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Innisfree M&A Incorporated, the Information Agent for the Offer, at the telephone numbers and address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

Certain statements made in this Offer to Purchase and the documents incorporated by reference herein which are not historical facts, are forward-looking statements. These forward-looking statements involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect our best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information.

The forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this Offer to Purchase. Factors that might cause our actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to:

•	our ability to complete the Offer;

•	our ability to obtain the financing necessary to fund the Offer and the terms and conditions of such financing;

•	the price at which we purchase shares pursuant to the Offer and the number of shares we are able to purchase pursuant to the Offer;

•

increased costs (including due to inflation), disruption of supply or unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources;

•	changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity;

•	changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability;

•	decreases from historic levels of marketing funding support provided to us by The Coca-Cola Company and other beverage companies;

•	material changes in the performance requirements for marketing funding support or our inability to meet such requirements;

•

decreases from historic levels of advertising, marketing and product innovation spending by The Coca-Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public;

•

any failure of the several Coca-Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities;

•

provisions in our beverage distribution and manufacturing agreements with The Coca-Cola Company that could delay or prevent a change in control of us or a sale of our Coca-Cola distribution or manufacturing businesses;

•	the concentration of our capital stock ownership;

•	our inability to meet requirements under our beverage distribution and manufacturing agreements;

•	changes in the inputs used to calculate our acquisition related contingent consideration liability;

•

technology failures or cyberattacks on our information technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ information technology systems; unfavorable changes in the general economy;

•	the concentration risks among our customers and suppliers;

•	lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition;

•

the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs;

•	the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues;

•	the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements;

•	changes in accounting standards;

•	our use of estimates and assumptions;

•	changes in tax laws, disagreements with tax authorities or additional tax liabilities;

•	changes in legal contingencies;

•	natural disasters, changing weather patterns and unfavorable weather;

•	climate change or legislative or regulatory responses to such change;

•	the impact of any pandemic or public health situation; and

•	other risks and uncertainties affecting us and our subsidiaries referred to in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our other filings with the SEC.

Caution should be taken not to place undue reliance on the forward-looking statements included in, or incorporated by reference in, this Offer to Purchase. We assume no obligation to update any forward-looking statements after the date of this Offer to Purchase, except as may be required by law. In evaluating forward-looking statements, these risks and uncertainties should be considered, together with the other risks described from time to time in our reports and other filings with the SEC.

INTRODUCTION

To the Stockholders of Coca-Cola Consolidated, Inc.:

Coca-Cola Consolidated, Inc. invites its stockholders to tender their shares of Common Stock of the Company for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, we are offering to purchase shares of Common Stock pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not less than $850 nor greater than $925 per share, or (ii) Purchase Price Tenders. We are offering to purchase shares having an aggregate Purchase Price of no more than $2,000 million. The Offer will expire at 5:00 p.m., New York City time, on June 18, 2024, unless the Offer is extended or terminated by us (such time, as it may be extended, the “Expiration Time”).

After the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per share, the Purchase Price, which will be not less than $850 and not more than $925 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $850 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per share of not less than $850 and not more than $925 per share that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $2,000 million. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price. All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price.

Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

We reserve the right, in our sole discretion, to increase or decrease the consideration offered to stockholders pursuant to the Offer and to increase or decrease the amount of shares sought in the Offer, subject to applicable law. See Section 1. On May 6, 2024, prior to our announcement of our intention to commence this Offer, we entered into the Purchase Agreement with CCCBI, which beneficially owns 2,482,165 shares of our Common Stock (representing approximately 26.5% of our outstanding shares of Common Stock, calculated assuming all issued and outstanding shares of Class B Common Stock are converted into Common Stock). Pursuant to the Purchase Agreement, we have agreed to purchase and CCCBI has agreed to sell, at the Purchase Price, a number of shares of Common Stock such that CCCBI would beneficially own 21.5% of our outstanding shares of Common Stock immediately following the closing of the Share Repurchase (calculated assuming all issued and outstanding shares of Class B Common Stock are converted into Common Stock and taking into account the shares of Common Stock purchased in the Offer). The Share Repurchase is conditioned on, among other things, completion of the Offer and, in the case of CCCBI’s obligation to close, the Purchase Price being no less than $925 per share. The Share Repurchase is expected to occur on the 11th business day following the Expiration Time. Pursuant to the Purchase Agreement, CCCBI has agreed that it will not, directly or indirectly, tender or sell any shares of Common Stock in the Offer or otherwise, or, directly or indirectly, purchase shares of our Common Stock, each from the date of the Purchase Agreement until the 11th business day following the Expiration Time. See Section 12.

The Share Repurchase is conditioned upon, among other matters, the completion of the Offer, which, in turn, is subject to certain conditions, including the Financing Condition. See Section 7.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTION 7.

THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of less than $2,000 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and shares validly tendered at or below the Purchase Price, and not validly withdrawn prior to the Expiration Time, would result in an aggregate purchase price of more than $2,000 million, we will purchase shares of Common Stock in the following order of priority:

•	First, all shares owned in “odd lots” (less than 100 shares ) that have been validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time);

•

Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $2,000 million; and

•

Third, if necessary to permit us to purchase shares having an aggregate purchase price of $2,000 million, such shares conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to stockholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary. See Section 3.

Any tendering stockholder or other payee who is a United States Holder (as defined in Section 15) and who fails to complete, sign and return to the Depositary, or other applicable withholding agent, the IRS Form W-9 included with the Letter of Transmittal and any tendering stockholder or other payee who is a Non-United States Holder (as defined in Section 15) and who fails to complete, sign and return to the Depositary, or other applicable withholding agent, the appropriate IRS Form W-8, may be subject to U.S. federal income tax backup withholding (currently at a rate of 24%) of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 15 regarding material U.S. federal income tax consequences of the Offer.

We will pay all reasonable fees and expenses incurred in connection with the Offer by Innisfree M&A Incorporated, the Information Agent, and Equiniti Trust Company, LLC, the Depositary for the Offer. See Section 17.

As of May 17, 2024, we had 8,368,993 issued and outstanding shares of Common Stock and 1,004,696 issued and outstanding shares of Class B Common Stock. At the minimum potential Purchase Price of $850 per share, we would purchase 2,352,941 shares if the Offer is fully subscribed (and, in accordance with the Minimum Price Closing Condition, no shares from CCCBI in the Share Repurchase), which would represent approximately 28.1% of our outstanding shares of Common Stock as of May 17, 2024 (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). At the maximum potential Purchase Price of $925 per share, we would purchase 2,162,162 shares if the Offer is fully subscribed and, following completion of the Offer, 1,186,862 shares from CCCBI in the Share Repurchase, which collectively would represent approximately 40.0% of our outstanding shares of Common Stock as of May 17, 2024 (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). If the Offer is fully subscribed at the minimum potential Purchase Price, we will have 6,016,052 shares of Common Stock outstanding immediately following the purchase of shares in the Offer (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). If the Offer is fully subscribed at the maximum potential Purchase Price, we will have 5,019,969 shares of Common Stock outstanding immediately following the purchase of shares in the Offer and the Share Repurchase (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). The actual number of shares of Common Stock outstanding immediately following completion of the Offer and the Share Repurchase will depend on the number of shares tendered and purchased in the Offer and the Share Repurchase, as well as the Purchase Price for such shares. See Sections 1 and 12. Our Common Stock is listed on the Nasdaq Global Select Market and trades under the symbol “COKE.” On May 17, 2024, the reported closing price of our Common Stock was $937.00 per share. On May 3, 2024, the last full trading day prior to the announcement of the Offer, the reported closing price of our Common Stock on the Nasdaq was $853.40 per share. You are urged to obtain current market quotations for our Common Stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

THE OFFER

1.	Number of Shares; Purchase Price; Proration

General. Promptly following the Expiration Time, upon the terms and subject to the conditions of the Offer, Coca-Cola Consolidated will determine a single Purchase Price (which will be not less than $850 and not more than $925 per share) that it will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders.

The Purchase Price will be the lowest price per share of not less than $850 and not more than $925 per share that will enable Coca-Cola Consolidated to purchase the maximum number of tendered shares having an aggregate purchase price not exceeding $2,000 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.

Promptly after determining the Purchase Price, Coca-Cola Consolidated will publicly announce the Purchase Price and all stockholders who have validly tendered and not validly withdrawn their shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $850 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer of $850, a price that is below the reported closing price of our Common Stock on the Nasdaq on May 17, 2024, which was the last full trading day before commencement of the Offer.

If more than $2,000 million in value of shares are tendered in the Offer at or below the Purchase Price, we reserve the right, in our sole discretion, to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time. We also reserve the right, in our sole discretion, to increase or decrease the consideration offered to stockholders pursuant to the Offer and to increase or decrease the amount of shares sought in the Offer, subject to applicable law. See Section 16.

Shares acquired pursuant to the Offer will be acquired by Coca-Cola Consolidated free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to stockholders of record on or prior to the date on which the shares are purchased under the Offer, shall be for the account of such stockholders. See Section 8.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the Financing Condition. See Section 7.

Priority of Purchases. If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of less than $2,000 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and shares validly tendered at or below the Purchase Price, and not validly withdrawn prior to the Expiration Time, would result in an aggregate purchase price of more than $2,000 million, we will purchase shares of Common Stock in the following order of priority:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•

validly tenders and does not validly withdraw prior to the Expiration Time all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this preference); and

•

completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, as described below, until we have purchased shares resulting in an aggregate purchase price of $2,000 million; and

•

Third, if necessary to permit us to purchase shares having an aggregate purchase price of $2,000 million, shares conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 6.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots. The term “odd lots” means all shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not validly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. The proration period is the period for accepting shares on a pro rata basis in the event that the Offer is oversubscribed. The proration period will expire as of the Expiration Time. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering shares at or below the Purchase Price (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all stockholders (other than Odd Lot Holders) at or below the Purchase Price. This ratio will be applied to stockholders (other than Odd Lot

Holders) validly tendering shares at or below the Purchase Price to determine the number of shares that will be purchased from each tendering stockholder in the Offer. Because of the time required to verify the number of shares validly tendered and not validly withdrawn, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 15, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer. Our Board of Directors has determined that it is in the best interests of Coca-Cola Consolidated and its stockholders to deploy capital by repurchasing shares of our Common Stock pursuant to the Offer and the Share Repurchase and we believe that such transactions are a prudent and effective way to provide value and increased liquidity to our stockholders. Our Board of Directors believes that the Offer and the Share Repurchase represent a prudent use of our financial resources in light of our business profile, financial condition, capital structure, current indebtedness and debt capacity. As of March 29, 2024, we had net working capital of $797.0 million and long-term debt of $599.3 million. We also believe that investing in our own shares at these prices is an attractive use of capital and an efficient and effective means to provide value to our stockholders. See Section 11.

The primary purpose of the Offer is to return cash to our stockholders by providing them with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer also provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with open market sales. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer may permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, any Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might apply to sales of their shares in open market transactions.

In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their shares in the Offer, and, if the Company completes the Offer, will therefore have a greater percentage ownership in Coca-Cola Consolidated and its future operations, while also bearing the attendant risks associated with owning shares of Common Stock, including risk associated with the Company’s higher leverage which is required to be incurred to finance the Offer.

Our Board of Directors also determined that it is advisable and in the best interests of the Company and our stockholders (including stockholders other than CCCBI) to enter into the Purchase Agreement, rather than have CCCBI participate in the Offer. In order to maximize liquidity for other stockholders, not impact the Purchase Price received by stockholders participating in the Offer and provide full transparency regarding CCCBI’s participation in the Share Repurchase, CCCBI determined that it will not, directly or indirectly, tender or sell any of its shares in the Offer and will instead sell a portion of its shares of our Common Stock to us following completion of the Offer, subject to the satisfaction or waiver of the conditions to closing of the Share Repurchase.

Assuming the completion of the Offer and the Share Repurchase, we believe that our anticipated cash flow from operations, our financial condition and our access to credit and capital markets will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer and the Share Repurchase, our management and our Board of Directors took into account the expected financial impact of the Offer and the Share Repurchase on our liquidity and level of indebtedness.

After the completion of the Offer, in addition to the shares that we expect to purchase in the Share Repurchase, we may purchase additional shares in the open market, private transactions, exchange offers, tender offers or otherwise, in each case subject to market and other conditions. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT MADE, AND THEY ARE NOT MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Certain Effects of the Offer. Stockholders who do not tender their shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those stockholders will realize an increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest, including risk associated with the Company’s higher leverage as a result of the additional indebtedness we expect to incur in order to finance the Offer. Stockholders may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future.

The Offer will reduce our “public float” (the number of shares of our Common Stock owned by non-affiliated stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may also reduce the volume of trading in our shares of Common Stock and may result in lower stock prices, reduced liquidity and greater volatility following completion of the Offer. In addition, the Offer will increase the proportional ownership of our directors and executive officers who do not participate in the Offer and any other stockholders who do not participate or participate only in part in the Offer.

As of May 17, 2024, we had 8,368,993 issued and outstanding shares of Common Stock and 1,004,696 issued and outstanding shares of Class B Common Stock. At the minimum potential Purchase Price of $850 per share, we would purchase 2,352,941 shares if the Offer is fully subscribed (and, in accordance with the Minimum Price Closing Condition, no shares from CCCBI in the Share Repurchase), which would represent approximately 28.1% of our outstanding shares of Common Stock as of May 17, 2024 (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). At the maximum potential Purchase Price of $925 per share, we would purchase 2,162,162 shares if the Offer is fully subscribed and, following completion of the Offer, 1,186,862 shares from CCCBI in the Share Repurchase, which collectively would represent approximately 40.0% of our outstanding shares of Common Stock as of May 17, 2024 (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). If the Offer is fully subscribed at the minimum potential Purchase Price, we will have 6,016,052 shares of Common Stock outstanding immediately following the purchase of shares in the Offer (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). If the Offer is fully subscribed at the maximum potential Purchase Price, we will have 5,019,969 shares of Common Stock outstanding immediately following the purchase of shares in the Offer and the Share Repurchase (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). The actual number of shares of Common Stock outstanding immediately following completion of the Offer and the Share Repurchase will depend on the number of shares tendered and purchased in the Offer and the Share Repurchase, as well as the Purchase Price for such shares.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and executive officers, including J. Frank Harrison, III, our Chief Executive Officer and Chairman of the Board of Directors, have advised us that they do not currently intend to participate in the Offer. We are not aware of any of our affiliates that intend to tender any shares in the Offer. However, pursuant to the Purchase Agreement that we entered into with CCCBI, we have agreed to purchase and CCCBI has agreed to sell, at the Purchase Price, a number of shares of Common Stock such that CCCBI would beneficially own 21.5% of our outstanding shares of Common Stock immediately following the closing of the Share Repurchase (calculated assuming all issued and outstanding shares of Class B Common Stock are converted into Common Stock and taking into account the shares of Common Stock purchased in the Offer). The Share Repurchase is conditioned on, among other things, completion of the Offer and, in the case of CCCBI’s obligation to close, the Purchase Price being no less than $925 per share. The Share Repurchase is expected to occur on the 11th business day following the Expiration Time. Pursuant to the Purchase Agreement, CCCBI has agreed that it will not, directly or indirectly, tender or sell any shares of Common Stock in the Offer or otherwise, or, directly or indirectly, purchase shares of our Common Stock, each from the date of the Purchase Agreement until the 11th business day following the Expiration Time. See Section 12.

Based on the published guidelines of the Nasdaq and the conditions of the Offer, we believe that our purchase of shares pursuant to the Offer and the Share Repurchase will not result in delisting of our outstanding shares of Common Stock on the Nasdaq. Our Common Stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the Offer will not result in the outstanding shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer and the Share Repurchase is not likely to cause our Common Stock to be delisted from the Nasdaq or to be eligible for deregistration under the Exchange Act. See Section 7.

Shares acquired pursuant to the Offer and the Share Repurchase will become treasury stock of the Company and will be available to us without further stockholder action, except as required by applicable law or the rules of the Nasdaq or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the shares purchased in the Offer and the Share Repurchase.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Offer and the Share Repurchase, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Other Plans or Proposals. Except as disclosed or incorporated by reference in this Offer to Purchase, Coca-Cola Consolidated currently has no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Coca-Cola Consolidated or any of its material subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Coca-Cola Consolidated or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of Coca-Cola Consolidated;

•

any material change in the present Board of Directors or management of Coca-Cola Consolidated, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in Coca-Cola Consolidated’s corporate structure or business;

•

any class of equity securities of Coca-Cola Consolidated becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the Nasdaq;

•	the suspension of Coca-Cola Consolidated’s obligation to file reports under the Exchange Act;

•

the acquisition by any person of additional securities of Coca-Cola Consolidated, or the disposition by any person of securities of Coca-Cola Consolidated, other than in connection with awards granted to, or shares purchased by, certain employees under the Performance Equity Plan (as defined below) or the ESPP; or

•

any changes in Coca-Cola Consolidated’s Restated Certificate of Incorporation or Amended and Restated By-laws or other governing instruments or other actions that could impede the acquisition of control of Coca-Cola Consolidated.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.	Procedures for Tendering Shares

Valid Tender of Shares. For shares to be tendered validly in the Offer:

•

the certificates for shares of our Common Stock, or confirmation of receipt of the shares pursuant to the procedures for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $2.50) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $850 per share. A tender of shares not being made through DTC using ATOP will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $850 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer of $850, a price that is below the reported closing price of our Common Stock on the Nasdaq on May 17, 2024, which was the last full trading day before commencement of the Offer. See Section 8 for recent market prices for shares of our Common Stock.

If tendering stockholders using a Letter of Transmittal wish to indicate a specific price (in increments of $2.50) at which their shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering stockholders should be aware that this election could result in none of their shares being purchased if the Purchase Price selected by the Company for the shares is less than the price selected by the stockholder. A stockholder not tendering directly through DTC using ATOP who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A stockholder tendering shares through DTC using ATOP who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders shares at different prices; however, absent a valid notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Stockholders who hold shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Stockholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased.

STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 15.

Signature Guarantees and Method of Delivery. If a certificate for shares of our Common Stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•

shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares of our Common Stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Information Agent or DTC. Any documents delivered to us, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedures described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Coca-Cola Consolidated may enforce such agreement against that participant.

Guaranteed Delivery. If a stockholder desires to tender shares in the Offer and the stockholder’s stock certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•

the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form Coca-Cola Consolidated has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•

the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within one business day after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

Procedures for participants in the ESPP. We are not offering, as part of the Offer, to purchase contributions deducted via payroll which are being held for future share purchases under the ESPP. To tender shares that you have purchased through the ESPP up to and including the purchase period that ended before the commencement of the Offer, and hold at EQ Equity Plan Solutions, the Administrator of the ESPP, you must follow the procedures and instruct the Administrator to tender your share within the time period described in the separate instructions that you will receive, a copy of which is filed with our Schedule TO-I as Exhibit (a)(1)(G).

Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Class B Common Stock. We are not offering, as part of the Offer, to purchase any outstanding shares of Class B Common Stock, and tenders of Class B Common Stock will not be accepted. If you are a holder of Class B Common Stock, you may convert your Class B Common Stock into Common Stock and tender any shares issued upon such conversion. You must convert your Class B Common Stock into Common Stock in accordance with Company policies and practices to receive your shares in order to tender them in the Offer. We urge each stockholder to consult with his or her legal advisor, financial advisor and tax advisor with respect to the advisability of converting any shares of Class B Common Stock.

U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, a portion (24% under current law) of the gross proceeds payable to a stockholder or other payee pursuant to the

Offer may be withheld and remitted to the IRS, unless the stockholder or other payee (i) establishes that it is an “exempt recipient” (as described below) or (ii) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other applicable withholding agent (as payer), as well as certain other information and certifies under penalties of perjury that the number is correct, the stockholder is a United States person and the stockholder is not subject to backup withholding. If the Depositary (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may also be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder or other payee that is a United States Holder (as defined in Section 15) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder or other payee otherwise establishes to the satisfaction of the Depositary, or other applicable withholding agent, that the stockholder is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other applicable withholding agent, with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the tendering stockholder’s or other payee’s U.S. federal income tax liability, if any. If backup withholding results in an overpayment of taxes, a refund may be obtained, so long as the required information is timely furnished to the IRS.

Certain “exempt recipients” (including, among others, generally all corporations and certain Non-United States Holders (as defined in Section 15)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that stockholder’s exempt status. This statement can be obtained from the IRS website at www.irs.gov. See Instruction 3 of the related Letter of Transmittal.

In addition, the Depositary (or other applicable withholding agent) may be required to report to the IRS the payment of the Offer proceeds to nonexempt stockholders.

Stockholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

For a discussion of U.S. federal income tax consequences to tendering stockholders, see Section 15.

United States Federal Withholding Tax on Payments to Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary, or other applicable withholding agent, will withhold an amount equal to 30% of the gross payments payable to the Non-United States Holder or his or her agent unless (a) the Depositary, or other applicable withholding agent, determines that a reduced rate of, or exemption from, withholding is available under an applicable income tax treaty or (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder in the United States) (see Section 15).

To obtain a reduced rate of, or exemption from, withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary, or other applicable withholding agent, a validly completed and executed IRS Form W-8BEN or W-8BEN-E, as appropriate before payment is made, certifying that the Non-United States Holder is entitled to a reduced rate of, or exemption from, withholding under an applicable income tax treaty and that it is not subject to withholding under the provisions commonly referred to as “FACTCA.” To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary, or other applicable withholding agent, a validly completed and executed IRS Form W-8ECI before the payment is made. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or a suitable substitute form) generally will be required to file a U.S. federal income tax return and, subject to any applicable income tax treaty, generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a United States Holder. Additionally, in the case of a foreign corporation, such income may be subject to a branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary (or other applicable withholding agent) will determine a stockholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or W-8BEN-E, as appropriate, or IRS Form W-8ECI) received from the Non-United States Holder unless facts and circumstances indicate that reliance is not warranted.

As discussed in more detail in Section 15, a Non-United States Holder may be eligible to obtain a refund of all or a portion of any amount withheld from the IRS if (a) the Non-United States Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 15 that would characterize the transaction as an exchange (as opposed to a distribution) with respect to which the Non-United States Holder is not subject to tax, or (b) is otherwise able to establish that no tax or a reduced amount of tax is due and the requisite information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends by U.S. corporations to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the U.S. and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Any amounts withheld under FATCA may be credited against the 30% withholding tax discussed in the preceding three paragraphs.

As described above under “United States Federal Withholding Tax on Payments to Non-United States Holders,” the applicable withholding agent generally will treat the entire amount payable to a Non-United States Holder as a dividend distribution from us and, accordingly, such withholding agent generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-United States Holder, unless such Non-United States Holder provides to the applicable withholding agent a validly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI demonstrating that FATCA withholding is not warranted. If the applicable withholding agent withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described under “United States Federal Withholding Tax on Payments to Non-United States Holders” above. Non-United States Holders are urged to consult with their tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.

Non-United States Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the IRS refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by Coca-Cola Consolidated, in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Coca-Cola Consolidated reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for any shares which it determines may be unlawful. Coca-Cola Consolidated also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares. Coca-Cola Consolidated also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not Coca-Cola Consolidated waives similar defects or irregularities in the case of any other stockholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering stockholder or waived by Coca-Cola Consolidated. Coca-Cola Consolidated will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of Coca-Cola Consolidated, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Lost or Destroyed Certificates. If any certificate representing shares of our Common Stock has been lost or destroyed, the stockholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Coca-Cola Consolidated, the Information Agent or DTC. Any certificates delivered to Coca-Cola Consolidated, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4.	Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless Coca-Cola Consolidated has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after the end of the day, 12:00 midnight, New York City time, on July 17, 2024, the 40th business day following the commencement of the Offer. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. A stockholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Coca-Cola Consolidated, in its sole discretion and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Coca-Cola Consolidated reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not Coca-Cola Consolidated waives similar defects or irregularities in the case of any other stockholder. None of Coca-Cola Consolidated, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.

If Coca-Cola Consolidated extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to Coca-Cola Consolidated’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Coca-Cola Consolidated, and such shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination of the Offer).

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate purchase price of up to $2,000 million for shares that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the

Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6.	Conditional Tender of Shares

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 15, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the stockholder, rather than as a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder’s shares tendered must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any shares are to be purchased. After the Expiration Time, if the number of shares validly tendered and not validly withdrawn pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $2,000 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Time.

After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $2,000 million, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares that would result in an aggregate purchase price of $2,000 million. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered all of their shares.

7.	Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer (including, without limitation, by increasing or decreasing the consideration offered to stockholders pursuant to the Offer or by increasing or decreasing the amount of shares being sought in the Offer) or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•

we shall not have received borrowings under one or more new term loan facilities and/or proceeds of an offering of senior unsecured notes on such terms as may be acceptable to us in our sole discretion, resulting in aggregate gross proceeds to us of at least $2,500 million;

•

there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•

our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction or order;

•

any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic, foreign or supranational, which (1) indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•

there shall have occurred any decrease of more than 10% in the market price for our Common Stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 17, 2024;

•

there shall have occurred any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•

there shall have occurred the commencement or escalation, on or after May 17, 2024, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly involving the United States;

•

there shall have occurred any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

•

in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, there shall not have occurred any material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of our outstanding Common Stock (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

•

we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of Common Stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before May 17, 2024), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 17, 2024 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our Common Stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding Common Stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us;

•	either Standard & Poor’s or Moody’s shall have downgraded or withdrawn the rating accorded any of the Company’s or its subsidiaries’ indebtedness; or

•

we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our Common Stock to be delisted from the Nasdaq or eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in subsequent judicial proceeding if Coca-Cola Consolidated’s determinations are challenged by stockholders.

In the event that the Financing Condition is satisfied or waived less than five business days prior to the scheduled Expiration Time, we will extend the Offer to ensure that at least five business days remain in the Offer following the satisfaction or waiver of the Financing Condition.

The Offer is not conditioned on any minimum number of shares being tendered.

8.	Price Range of Shares; Dividends

Our Common Stock is traded on the Nasdaq under the symbol “COKE.” The following table sets forth the high and low sales prices for the Common Stock as reported by the Nasdaq for the periods indicated.

	High	Low	Dividends Paid per Share
Fiscal Year Ending December 31, 2024
Second quarter (through May 17, 2024)	$1,003.00	$800.76	$0.50
First quarter	942.00	803.09	16.50
Fiscal Year Ended December 29, 2023
Fourth quarter	$961.91	$614.22	$0.50
Third quarter	745.53	614.51	0.50
Second quarter	693.92	519.14	0.50
First quarter	579.85	470.00	3.50
Fiscal Year Ended December 30, 2022
Fourth quarter	$555.82	$412.71	$0.25
Third quarter	597.49	405.03	0.25
Second quarter	656.11	435.23	0.25
First quarter	638.00	420.34	0.25

On May 17, 2024, the reported closing price of our Common Stock on the Nasdaq was $937.00 per share. On May 3, 2024, the last full trading day prior to the announcement of the Offer, the reported closing price of our Common Stock on the Nasdaq was $853.40 per share. You are urged to obtain current market quotations for our Common Stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer.

During 2022 and 2023, we paid aggregate dividends of $9.4 million and $46.9 million, respectively. The payment of dividends is made at the discretion of our Board of Directors and depends upon our operating results, financial condition, capital requirements, general business conditions and such other factors as our Board of Directors deems relevant. Although Coca-Cola Consolidated currently intends to continue to declare and pay quarterly cash dividends, there can be no assurance that any additional quarterly dividends will be declared or paid or of the amount or timing of such dividends, if any.

9.	Source and Amount of Funds

Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the shares pursuant to the Offer and the Share Repurchase, together with all related fees and expenses, to be approximately $3,125.3 million. We expect to fund the Offer and the Share Repurchase, including related fees and expenses, with a combination of cash on hand, borrowings under our revolving credit facility, borrowings under one or more new term loan facilities and/or proceeds of an offering of senior unsecured notes. The Offer is conditioned on our receipt of borrowings under one or more new term loan facilities and/or proceeds of an offering of senior unsecured notes on such terms as may be acceptable to us in our sole discretion, resulting in gross proceeds to us of at least $2,500 million.

Risks relating to Higher Leverage. We expect that the level of our indebtedness after completion of the Offer and the Share Repurchase and the related financing transactions will be greater than our historical levels of indebtedness. Upon completion of the Offer and the Share Repurchase and assuming we expend $2,000 million in purchasing shares pursuant to the Offer and $1,110 million in purchasing shares in the Share Repurchase, Coca-Cola Consolidated’s long-term indebtedness is expected to increase to approximately $3,139.7 million, compared to approximately $599.3 million as of March 29, 2024. See Section 2. This indebtedness could adversely affect our ability to raise additional capital to fund our operations and react to changes in the economy or our industry. In deciding whether or not to tender their shares in the Offer, stockholders should consider that Coca-Cola Consolidated’s higher leverage upon the completion of the Offer would subject us to risks, including the following:

•	a significant decrease in net operating cash flow or significant increase in our expenses could make it difficult for us to satisfy our debt service requirements or force us to modify our operations;

•

the increased leverage may increase our vulnerability to general economic downturns and adverse industry conditions, and limit our flexibility in planning for, or reacting to, changes in our business and our industry generally;

•

an increased portion of cash flow from operations will be dedicated to interest expense and the payment of principal, which will reduce the funds that would otherwise be available to us to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•

our ability to obtain additional financing for working capital, capital expenditures, business development, future acquisitions, debt service requirements or other purposes may be impaired or any such financing may not be available on terms favorable to us;

•	we may be at a competitive disadvantage compared to our competitors that have less debt; and

•

if we fail to satisfy our obligations under our debt or fail to comply with the financial or other restrictive covenants contained in the instruments governing certain of our debt and an event of default arises, it could result in all of our debt becoming due and payable and could permit the lenders under our secured debt, if any, to foreclose on the collateral securing such debt.

10.	Certain Information Concerning the Company

Coca-Cola Consolidated, Inc. is the largest Coca-Cola bottler in the United States. Coca-Cola Consolidated distributes, markets and manufactures nonalcoholic beverages in territories spanning 14 states and the District of Columbia. The Company was incorporated in 1980 and, together with its predecessors, has been in the nonalcoholic beverage manufacturing and distribution business since 1902. Approximately 85% of the Company’s total bottle/can sales volume to retail customers consists of products of The Coca-Cola Company, which include some of the most recognized and popular beverage brands in the world. The Company also distributes products for several other beverage companies, including Keurig Dr Pepper Inc. and Monster Energy Company.

Our principal executive offices are located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. Our telephone number at that address is (980) 392-8298 and our website address is www.cokeconsolidated.com. The information contained on our website, unless otherwise expressly provided herein, is neither part of, nor incorporated by reference into, this Offer to Purchase.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may also go to the Investor Relations section of the Company’s website located at www.cokeconsolidated.com/investor-relations/ to access the Schedule TO and related documents. You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Coca-Cola Consolidated, Inc.

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

Telephone: (980) 392-8298

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules, unless expressly incorporated by reference herein):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (including portions of the Definitive Proxy Statement for our 2024 Annual Meeting of Stockholders, dated March 25, 2024, solely to the extent incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2024; and

•	our Current Reports on Form 8-K as filed with the SEC on February 22, 2024, May 6, 2024 and May 17, 2024.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

11.	Certain Financial Information

Summary Historical and Pro Forma Financial Information. The following tables set forth (1) our summary historical consolidated financial information for the year ended December 31, 2023 and as of and for the quarter ended March 29, 2024 and (2) our pro forma financial information as of and for the same periods, assuming (a) the purchase of 2,162,162 shares in the Offer and the purchase of 1,186,862 shares in the Share Repurchase, each at a Purchase Price of $925 per share for an aggregate purchase price of approximately $3.1 billion, (b) the payment of fees and expenses related to the Offer and the Share Repurchase of approximately $27.5 million and (c) the funding of the Offer and the Share Repurchase with an aggregate of approximately $2.5 billion of gross proceeds from borrowings under one or more new term loan facilities and/or an offering of senior unsecured notes that we expect to obtain in connection with the Offer and the Share Repurchase, offset by debt issuance fees of approximately $16.5 million, as well as approximately $584.9 million in cash and short-term investments on hand and approximately $57.0 million of borrowings under our revolving credit facility. The Offer is subject to the Financing Condition. See Section 7. The pro forma information is based on our historical financial information for the fiscal year ended December 31, 2023 and as of and for the quarter ended March 29, 2024, and gives effect to the Offer, the consummation of the Share Repurchase and the related financings, including the entry into one or more new term loan facilities and/or an offering of senior unsecured notes, as if they were completed on January 1, 2023, in the case of income statement information, and at March 29, 2024, in the case of balance sheet information. The pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the Offer and the Share Repurchase had been completed at the dates indicated or that may be obtained at any date in the future.

Consolidated Statements of Income Data:	First Quarter 2024				Fiscal Year 2023
	Actual	Adjustments		As Adjusted	Actual	Adjustments		As Adjusted
	(in thousands)				(in thousands)
Net Sales	$1,591,626			$1,591,626	$6,653,858			$6,653,858
Cost of Sales	951,067			951,067	4,055,147			4,055,147

Gross Profit	640,559	—		640,559	2,598,711	—		2,598,711
SD&A Expenses	425,153			425,153	1,764,260			1,764,260

Income from Operations	215,406	—		215,406	834,451	—		834,451
Interest (Income) Expense, net	(2,716)	43,824	(a)	41,108	(918)	173,735	(a)	172,817
Mark-to-market on acquisition related contingent consideration	(5,541)			(5,541)	159,354			159,354
Pension Plan Settlement Expense	—			—	112,796			112,796
Other Expense, net	828			828	5,738			5,738

Income Before Taxes	222,835	(43,824)		179,011	557,481	(173,735)		383,746
Income Tax Expense	57,094	(10,868	)(b)	46,226	149,106	(43,086	)(b)	106,020

Net Income	$165,741	$(32,956)		$132,785	$408,375	$(130,648)		$277,727
Basic EPS
Weighted Average Common Shares	8,369	(3,349	)(c)	5,020	8,369	(3,349	)(c)	5,020
Weighted Average Class B Common Shares	1,005			1,005	1,005			1,005
Common Shares Allocated Earnings	$147,976			$110,639	$364,593			$231,401
Class B Common Shares Allocated Earnings	$17,765			$22,146	$43,782			$46,326
Common Stock	$17.68			$22.04	$43.56			$46.10
Class B Common Stock	$17.68			$22.04	$43.56			$46.10
Diluted EPS
Weighted Average Common Shares	9,387	(3,349	)(c)	6,038	9,392	(3,349	)(c)	6,043
Weighted Average Class B Common Shares	1,018			1,018	1,023			1,023
Common Shares Allocated Earnings	$165,741			$132,785	$408,375			$277,727
Class B Common Shares Allocated Earnings	$17,779			$22,205	$44,400			$46,940
Common Stock	$17.66			$21.99	$43.48			$45.96
Class B Common Stock	$17.46			$21.81	$43.40			$45.88

(a)

Assumes an increase in our outstanding debt principal of $2.5 billion at an assumed blended rate of interest of 5.70%, where a one-eighth percentage variance in the assumed blended interest rate would result in a change in annual interest expense of approximately $3.1 million. Also assumes amortization of capitalized debt issuance costs and lost interest income on the incremental portion of cash and short-term investments used to complete the Offer and the Share Repurchase, as well as cash savings due to lower assumed dividend payments on fewer shares outstanding. The interest rates assumed are 4.5% for 2023 and 5.0% for the first quarter of 2024. Assumed interest rates are subject to change.
(b)	Income tax expense adjustment is assumed using the applicable federal and blended state statutory tax rates for each period.
(c)

Reflects the purchase of approximately 2.2 million shares in the Offer and the purchase of approximately 1.2 million shares pursuant to the Share Repurchase, for an aggregate repurchase of approximately 3.3 million shares of Common Stock.

Consolidated Balance Sheet Data:	As of March 29, 2024
	Actual	Adjustments		As Adjusted
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$401,260	$(401,260	)(d)	$—
Short-term investments	183,639	(183,639	)(d)	—
Accounts receivable, trade	568,014			568,014
Allowance for doubtful accounts	(16,575)			(16,575)
Accounts receivable from The Coca-Cola Company	60,740			60,740
Accounts receivable, other	67,096			67,096
Inventories	361,086			361,086
Prepaid expenses and other current assets	89,593			89,593

Total current assets	1,714,853	(584,899)		1,129,954

Property, plant and equipment, net	1,321,681			1,321,681
Right-of-use assets - operating leases	116,129			116,129
Leased property under financing leases, net	4,373			4,373
Other assets	156,140			156,140
Goodwill	165,903			165,903
Distribution agreements, net	810,920			810,920
Customer lists, net	7,093			7,093

Total assets	$4,297,092	$(584,899)		$3,712,193

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$25,085			$25,085
Current portion of obligations under financing leases	2,536			2,536
Accounts payable, trade	346,999			346,999
Accounts payable to The Coca-Cola Company	206,494			206,494
Other accrued liabilities	254,465			254,465
Accrued compensation	82,297			82,297

Total current liabilities	917,876	—		917,876

Deferred income taxes	185,001			185,001
Pension and postretirement benefit obligations	60,779			60,779
Other liabilities	831,596			831,596
Noncurrent portion of obligations under operating leases	96,979			96,979
Noncurrent portion of obligations under financing leases	4,382			4,382
Long-term debt	599,293	2,540,448	(e)	3,139,741

Total liabilities	2,695,906	2,540,448		5,236,354

Equity:
Common Stock, $1.00 par value	11,431			11,431
Class B Common Stock, $1.00 par value	1,633			1,633
Additional paid-in capital	135,953			135,953
Retained earnings	1,517,852			1,517,852
Accumulated other comprehensive loss	(4,429)			(4,429)
Treasury stock, at cost: Common Stock	(60,845)	(3,125,347	)(f)	(3,186,192)
Treasury stock, at cost: Class B Common Stock	(409)			(409)

Total equity	1,601,186	(3,125,347)		(1,524,161)

Total liabilities and equity	$4,297,092	$(584,899)		$3,712,193
Book value per share	$170.81 (g)			$(252.97	)(g)

(d)

Assumes the use of $2.5 billion of cash proceeds from one or more new term loan facilities and/or an offering of senior unsecured notes, offset by debt issuance fees of $16.5 million, and cash and short-term investment usage of $584.9 million for the Offer, the Share Repurchase and related fees and expenses of $27.5 million.

(e)

Assumes $2.5 billion in aggregate principal from one or more new term loan facilities and/or an offering of senior unsecured notes, offset by $16.5 million of debt issuance costs, and borrowings under the revolving credit facility of $57.0 million. Does not include any original issue discount.

(f)

Reflects the purchase of approximately 2.2 million shares in the Offer and the purchase of approximately 1.2 million shares pursuant to the Share Repurchase, each at the Purchase Price of $925.00 per share for an aggregate purchase price of approximately $3.1 billion. Also reflects related fees and expenses of approximately $27.5 million.

(g)	Reflects total equity divided by shares outstanding.

Capitalization	As of March 29, 2024
	Actual	As Adjusted
	(in thousands)
Cash, cash equivalents, and short term investments	$584,899	$—

Long-term debt:
3.80% senior bonds due 2025	350,000	350,000
3.93% senior notes due 2026	100,000	100,000
3.96% senior notes due 2030	150,000	150,000
New Term Loan and/or Notes	—	2,500,000
Unamortized discount on Sr. Bonds	(15)	(15)
Debt issuance costs	(692)	(17,202)
Revolving credit facility	—	56,958

Total long-term debt	599,293	3,139,741

Obligations under capital leases	6,918	6,918
Equity:
Common stock, $1.00 par value	11,431	11,431
Class B common stock, $1.00 par value	1,633	1,633
Class C common stock, $1.00 par value	—	—
Capital in excess of par value	135,953	135,953
Retained earnings	1,517,852	1,517,852
Accumulated other comprehensive loss	(4,429)	(4,429)
Less—Treasury stock, at cost
Common stock	(60,845)	(3,186,192)
Class B common stock	(409)	(409)

Total equity	1,601,186	(1,524,161)

Total capitalization	$2,207,397	$1,622,498

12.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Shares Outstanding. As of May 17, 2024, we had 8,368,993 issued and outstanding shares of Common Stock and 1,004,696 issued and outstanding shares of Class B Common Stock. At the minimum potential Purchase Price of $850 per share, we would purchase 2,352,941 shares if the Offer is fully subscribed (and, in accordance with the Minimum Price Closing Condition, no shares from CCCBI in the Share Repurchase), which would represent approximately 28.1% of our outstanding shares of Common Stock as of May 17, 2024 (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). At the maximum potential Purchase Price of $925 per share, we would purchase 2,162,162 shares if the Offer is fully subscribed and, following completion of the Offer, 1,186,862 shares from CCCBI in the Share Repurchase, which collectively would represent approximately 40.0% of our outstanding shares of Common Stock as of May 17, 2024 (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). If the Offer is fully subscribed at the minimum potential Purchase Price, we will have 6,016,052 shares of Common Stock outstanding immediately following the purchase of shares in the Offer (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). If the Offer is fully subscribed at the maximum potential Purchase Price, we will have 5,019,969 shares of Common Stock outstanding immediately following the purchase of shares in the Offer and the Share Repurchase (assuming no conversion of outstanding shares of Class B Common Stock into Common Stock). The actual number of shares of Common Stock outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer and the Share Repurchase, as well as the Purchase Price for such shares.

Interests of Directors and Executive Officers. As of May 17, 2024, our directors and executive officers as a group (19 persons) beneficially owned an aggregate of 104 shares of Common Stock and 1,004,394 shares of Class B Common Stock, representing approximately 10.7% of the total number of outstanding shares of common stock on a fully diluted basis. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and executive officers, including J. Frank Harrison, III, our Chief Executive Officer and Chairman of the Board of Directors, have advised us that they do not currently intend to participate in the Offer. We are not aware of any of our affiliates that intend to tender any shares in the Offer. However, pursuant to the Purchase Agreement that we entered into with CCCBI, we have agreed to purchase and CCCBI has agreed to sell, at the Purchase Price, a number of shares of Common Stock such that CCCBI would beneficially own 21.5% of our outstanding shares of Common Stock immediately following the closing of the Share Repurchase (calculated assuming all issued and outstanding shares of Class B Common Stock are converted into Common Stock and taking into account the shares of Common Stock purchased in the Offer). The Share Repurchase is conditioned on, among other things, completion of the Offer and, in the case of CCCBI’s obligation to close, the Purchase Price being no less than $925. The Share Repurchase is expected to occur on the 11th business day following the Expiration Time. Pursuant to the Purchase Agreement, CCCBI has agreed that it will not, directly or indirectly, tender or sell any shares of Common Stock in the Offer or otherwise, or, directly or indirectly, purchase shares of our Common Stock, each from the date of the Purchase Agreement until the 11th business day following the Expiration Time.

Our directors, executive officers and affiliates may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. Assuming that no such transactions occur, the beneficial ownership of our directors and executive officers will proportionately increase as a percentage of our outstanding Common Stock following the consummation of the Offer.

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of May 17, 2024 (except as otherwise indicated by footnote) by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors; (iii) each of the Company’s named executive officers; and (iv) all of the Company’s directors and executive officers as a group. The number of shares beneficially owned by each director and executive officer includes shares of common stock that such person had the right to acquire on or within 60 days of May 17, 2024, including upon conversion of Class B Common Stock into Common Stock. Except as otherwise indicated by footnote or in the table, each person has sole voting power and sole dispositive power with respect to such shares and has the business address of 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Beneficially Owned
J. Frank Harrison, III, JFH III Harrison Family LLC, JFH Family Limited Partnership – FH1 and FH3 Holdings LLC, as a group 4100 Coca-Cola Plaza Charlotte, North Carolina 28211	1,004,394	(1)(2)(3)	10.7%
The Coca-Cola Company One Coca-Cola Plaza Atlanta, Georgia 30313	2,482,165	(4)	29.7%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	578,432	(5)	6.9%
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	565,870	(6)	6.8%
Elaine Bowers Coventry	—		*
Sharon A. Decker	—		*
Morgan H. Everett	4	(7)	*
James R. Helvey, III	—		*
Jason D. (J.D.) Hickey	—		*
William H. Jones	100	(8)	*
Umesh M. Kasbekar	—		*
David M. Katz	—		*
James H. Morgan	—		*
Dennis A. Wicker	—		*
Richard T. Williams	—		*
F. Scott Anthony	—		*
Robert G. Chambless	—		*
E. Beauregarde Fisher III	—		*
Executive officers and directors as a group (19 persons)	1,004,498		10.7%

*	Less than 1% of the outstanding shares of Common Stock.
(1)	Consists of 1,004,394 shares of Class B Common Stock beneficially owned that are convertible into shares of Common Stock.
(2)

Consists of (i) 535,178 shares of Class B Common Stock held by the JFH Family Limited Partnership—FH1, as to which Mr. Harrison has sole voting and investment power pursuant to the terms of the operating agreement for the JFH III Harrison Family LLC (the general partner of the limited partnership); (ii) 78,596 shares of Class B Common Stock held by a trust established for the benefit of certain relatives of the late J. Frank Harrison, Jr., as to which Mr. Harrison has sole voting and investment power; and (iii) 390,620 shares of Class B Common Stock held by the JFH3 Holdings LLC, of which Mr. Harrison is the sole manager and as to which Mr. Harrison has sole voting and investment power. The members of the JFH3 Holdings LLC and their respective ownership interests are (A) Mr. Harrison: 16.5624%; (B) Mr. Harrison’s spouse: 40.6689%; (C) The J. Frank Harrison, III 2021 Family Trust dated October 8, 2021: 9.4264%; (D) The Jan M. Harrison 2021 Irrevocable Trust dated October 7, 2021: 9.0811%; and (E) the Anne Lupton Carter Trust f/b/o J. Frank Harrison, III: 24.2612%. Mr. Harrison disclaims beneficial ownership of the shares of Class B

Common Stock held by the JFH Family Limited Partnership—FH1 and the JFH3 Holdings LLC except to the extent of his pecuniary interest therein.
(3)

The trust described above in clause (ii) of Footnote 2 has the right to acquire 292,386 shares of Class B Common Stock from Coca-Cola Consolidated in exchange for an equivalent number of shares of Common Stock. In the event of such an exchange, Mr. Harrison would have sole voting and investment power over the shares of Class B Common Stock acquired. The trust does not own any shares of Common Stock with which to make the exchange, and any purchase of Common Stock would require approval by the trustees of the trust. Accordingly, the table does not include shares related to this exchange right.

(4)

This information is based upon a Schedule 13D/A filed jointly with the SEC by The Coca-Cola Company, The Coca-Cola Trading Company LLC, Coca-Cola Oasis LLC and Carolina Coca-Cola Bottling Investments, Inc. on May 6, 2024. The Schedule 13D/A reports that such entities have shared voting and investment power over all of such shares.

(5)

This information is based upon a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 13, 2024. The Schedule 13G/A reports that Vanguard has sole voting power over no shares, shared voting power over 8,838 shares, sole investment power over 564,469 shares and shared investment power over 13,963 shares.

(6)

This information is based upon a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 26, 2024. The Schedule 13G/A reports that BlackRock has sole voting power over 558,762 shares, shared voting power over no shares and sole investment power over all of such shares.

(7)

Consists of 4 shares of Common Stock held by Ms. Everett’s spouse as custodian for Ms. Everett’s child under the Uniform Transfers to Minors Act. Ms. Everett disclaims beneficial ownership in these securities except to the extent of her pecuniary interest therein. Excludes 535,178 shares of Class B Common Stock held by the JFH Family Limited Partnership—FH1 and 78,596 shares of Class B Common Stock held by a trust of which Ms. Everett is one of the beneficiaries. Ms. Everett has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

(8)	Held jointly with his spouse.

Recent Securities Transactions. Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our Common Stock during the 60 days before the date of commencement of this Offer.

Performance Equity Plan. Our Long-Term Performance Equity Plan (the “Performance Equity Plan”) provides incentive awards to the CEO with payouts based on the Company’s achievement of specified performance goals during the applicable performance period. Awards are settled in cash, shares of Coca-Cola Consolidated Class B Common Stock or a combination of cash and shares of Coca-Cola Consolidated Class B Common Stock.

Employee Stock Purchase Plan. Our Employee Stock Purchase Plan offers eligible employees the option to purchase shares of our Common Stock through payroll deductions at fair market value without paying any sales commission.

Amended and Restated Stock Rights and Restrictions Agreement. In February 2009, Coca-Cola Consolidated entered into an amended and restated stock rights and restrictions agreement (the “Amended and Restated Stock Rights and Restrictions Agreement”) with The Coca-Cola Company, Carolina Coca-Cola Bottling Investments, Inc. and J. Frank Harrison, III. In connection with entering into the Amended and Restated Stock Rights and Restrictions Agreement, The Coca-Cola Company converted all of its 497,670 shares of Coca-Cola Consolidated Class B Common Stock into an equivalent number of shares of Coca-Cola Consolidated Common Stock. The material terms of the Amended and Restated Stock Rights and Restrictions Agreement include the following: (i) so long as no person or group controls more of Coca-Cola Consolidated’s voting power than is collectively controlled by J. Frank Harrison, III, the trustees under the will of the late J. Frank Harrison, Jr. and any trust that holds shares of Consolidated stock for the benefit of the descendants of the late J. Frank Harrison, Jr.

(collectively, the “Harrison Family”), The Coca-Cola Company may not purchase or acquire additional shares of Coca-Cola Consolidated stock without Coca-Cola Consolidated’s consent; (ii) so long as no person or group controls more of Coca-Cola Consolidated’s voting power than is collectively controlled by the Harrison Family, Coca-Cola Consolidated has a right of first refusal with respect to any proposed disposition by The Coca-Cola Company of shares of Coca-Cola Consolidated stock other than transfers to a wholly owned subsidiary of The Coca-Cola Company; (iii) The Coca-Cola Company has certain registration rights with respect to shares of Coca-Cola Consolidated stock owned by it; and (iv) as long as The Coca-Cola Company holds the number of shares of Coca-Cola Consolidated stock that it owned as of the date of the Amended and Restated Stock Rights and Restrictions Agreement, it has the right to have its designee proposed by Coca-Cola Consolidated for nomination to its Board of Directors, and Mr. Harrison, III and the trustees of certain trusts established for the benefit of members of the Harrison Family have agreed to vote the shares of Coca-Cola Consolidated stock that they control in favor of such designee.

In connection with the Offer, we amended the Amended and Restated Stock Rights and Restrictions Agreement on May 6, 2024 to provide that, among other things, so long as The Coca-Cola Company and CCCBI hold, in the aggregate, directly or indirectly, at least the number of shares of Common Stock that they will own immediately following the Share Repurchase, as adjusted for certain adjustment events (the “Minimum Amount”), The Coca-Cola Company will continue to have the right to have its designee proposed by Coca-Cola Consolidated for nomination or reelection to its Board of Directors, as applicable. In addition, the amendment to the Amended and Restated Stock Rights and Restrictions Agreement provides that, so long as The Coca-Cola Company and CCCBI hold, in the aggregate, the Minimum Amount, The Coca-Cola Company and CCCBI will have preemptive rights to purchase additional shares of Common Stock, subject to certain exceptions. The amendment will be null and void if the Purchase Agreement is terminated and the Share Repurchase does not occur.

Stockholder Conversion Agreement. On March 17, 2022, Coca-Cola Consolidated entered into a stockholder conversion agreement (the “Stockholder Conversion Agreement”) with the JFH Family Limited Partnership—SW1, the Anne Lupton Carter Trust f/b/o Sue Anne H. Wells, the JFH Family Limited Partnership—DH1 and the Anne Lupton Carter Trust f/b/o Deborah S. Harrison (collectively, the “Converting Stockholders”), pursuant to which Coca-Cola Consolidated and the Converting Stockholders agreed upon the process for converting an aggregate of 1,227,546 shares of Class B Common Stock owned by the Converting Stockholders on a one share for one share basis into shares of Common Stock, effective as of March 17, 2022 (the “Converted Shares”). In the Stockholder Conversion Agreement, (i) Coca-Cola Consolidated agreed to cause the Converted Shares to be registered for resale pursuant to Coca-Cola Consolidated’s existing automatic shelf registration statement, (ii) the Converting Stockholders agreed to certain restrictions on their resale of the Converted Shares, including a trade volume limitation that prohibits the sale of more than 175,000 of the Converted Shares in the aggregate during any three-consecutive month period, and (iii) the Converting Stockholders granted to J. Frank Harrison, III an irrevocable proxy to represent and to vote the Converted Shares on all matters on which Coca-Cola Consolidated’s stockholders were entitled to vote at Coca-Cola Consolidated’s 2022 Annual Meeting of Stockholders.

General. Except for (i) the Purchase Agreement, (ii) Performance Equity Plan, (iii) the Employee Stock Purchase Plan; (iv) the Amended and Restated Stock Rights and Restrictions Agreement, (iii) the Stockholder Conversion Agreement and (v) as otherwise described in this Offer to Purchase or the documents incorporated by reference herein, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above. In addition, to the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

13.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares of our Common Stock pursuant to the Offer and the Share Repurchase will reduce the number of shares of our Common Stock that might otherwise be traded publicly and is likely to reduce the number of our stockholders.

We believe that there will be a sufficient number of shares of our Common Stock outstanding and publicly traded following completion of the Offer and the Share Repurchase to ensure a continued trading market for the shares. Based upon published guidelines of the Nasdaq, we do not believe that our purchase of shares under the Offer and the Share Repurchase will cause the remaining outstanding shares of Common Stock to be delisted from the Nasdaq. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our shares to be delisted from the Nasdaq. See Section 7.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer and the Share Repurchase, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our Common Stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the terms of the Offer and the Share Repurchase will not result in our Common Stock becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that our Common Stock will be eligible for deregistration under the Exchange Act. See Section 7.

14.	Legal Matters; Regulatory Approvals

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the Offer.

Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 7.

15.	Material U.S. Federal Income Tax Consequences

The following discussion is a summary of material U.S. federal income tax consequences to our stockholders of an exchange of shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, United States Holders, as defined below, whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or their investors or beneficiaries), persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons for whom the exchange of shares pursuant to the Offer would constitute a “wash sale” for U.S. federal income tax purposes, banks, financial institutions, brokers, dealers in securities or currencies, traders in securities that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States or personal holding companies, and persons required to accelerate the recognition of any item of income with respect to their shares as a result of such item being recognized on an applicable financial statement). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations that may be applicable to particular stockholders. Further, this summary assumes that stockholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.

This summary is based on the Code and applicable U.S. Treasury Regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of shares that is (1) an individual citizen or resident alien of the United States for U.S. federal income tax purposes, (2) a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons, as defined under Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person. As used herein, a “Non-United States Holder” means a beneficial owner of shares that is neither (i) a United States Holder, nor (ii) a partnership or other entity classified as a partnership for U.S. federal income tax purposes. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the Offer.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

Consequences to Stockholders Who Do Not Participate in the Offer. Stockholders who do not participate in the Offer will not incur any U.S. federal income tax as a result of the exchange of shares for cash by other stockholders pursuant to the Offer.

Consequences to Tendering United States Holders.

Characterization of the Purchase. An exchange of shares for cash pursuant to the Offer will, depending on the United States Holder’s particular circumstances, generally be treated for U.S. federal income tax purposes as either a taxable sale or exchange or as a taxable distribution with respect to such United States Holder’s shares.

A United States Holder’s exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the exchange (i) results in a “complete termination” of the United States Holder’s stock interest in us; (ii) is a “substantially disproportionate” redemption with respect to the United States Holder; or (iii) is “not essentially equivalent to a dividend” with respect to the United States Holder (the “Section 302 tests”).

In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the United States Holder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a United States Holder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the United States Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as shares of stock the United States Holder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

The purchase of a United States Holder’s shares by us in the Offer will result in a “complete termination” of the United States Holder’s equity interest in us if either (1) all of the shares of stock in us actually and constructively owned by the United States Holder are exchanged for cash pursuant to the Offer or (2) all of the shares of stock in us actually owned by the United States Holder are exchanged for cash pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares of stock in us constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code. A United States Holder may also satisfy the “complete termination” test if, in the same transaction, some of its shares of stock in us are redeemed and all of the remainder of its shares of stock in us are sold or otherwise transferred to a third party so that after the transaction the United States Holder no longer owns (actually or constructively) any shares of stock in us. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

The purchase of a United States Holder’s shares by us in the Offer will result in a “substantially disproportionate” redemption with respect to the United States Holder if, among other things, the percentage of the outstanding voting stock in us actually and constructively owned by the United States Holder immediately after the purchase (treating all shares purchased by us as not outstanding) is less than 80% of the percentage of the outstanding voting shares of stock in us actually and constructively owned by the United States Holder immediately before the exchange (treating all shares purchased by us pursuant to the Offer as outstanding) and immediately following the purchase the United States Holder actually and constructively owns less than 50% of our total combined voting power. United States Holders should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.

The purchase of a United States Holder’s shares by us in the Offer will generally be treated as “not essentially equivalent to a dividend” if it results in a meaningful reduction of the United States Holder’s proportionate interest in us. Whether a United States Holder meets this test depends on the United States Holder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of 1% or less) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” United States Holders should consult their own tax advisors as to the application of this test to their particular circumstances.

Each stockholder should be aware that acquisitions or dispositions of shares as part of a plan that includes the United States Holder’s sale of shares pursuant to the Offer may need to be taken into account in determining whether any of the Section 302 tests are satisfied. Each stockholder also should be aware that because proration may occur in the Offer, even if all the shares of stock in us actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of the shares tendered may be purchased by us unless the tendering stockholder has made a conditional tender. See Section 6. Thus, proration may affect whether the surrender by a United States Holder pursuant to the Offer will meet any of the Section 302 tests.

Due to the factual nature of these tests, United States Holders should consult their tax advisors to determine whether the purchase of their shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

Sale or Exchange Treatment. If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the Offer is treated as a sale or exchange (as described above) of such shares for U.S. federal income tax purposes pursuant to Section 302 of the Code, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the Offer for U.S. federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of U.S. federal income tax on long-term capital gain. A United States Holder’s ability to deduct capital losses may be limited. Gain or loss must be determined separately for each block of shares (generally, shares acquired by a United States Holder at the same cost in a single transaction) we purchase in the Offer. A United States Holder may be able to designate, generally through its broker, which blocks of shares of our stock it wishes to tender if less than all of its shares are tendered, and the order in which different blocks will be purchased by us in the event of proration under the Offer. United States Holders should consult their own tax advisors concerning the mechanics and desirability of that designation.

Distribution Treatment. If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the Section 302 tests described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such United States Holder’s ratable share of our current or accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 20% with respect to any such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares. Any such capital gain will be long-term capital gain if the United States Holder’s holding period for the shares on the date of the sale exceeds one year. The redeemed stockholder’s basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock in us held by the redeemed stockholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate United States Holder’s should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer in relation to their particular facts and circumstances.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the tender offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale is treated as a dividend is unclear.

Consequences to Tendering Non-United States Holders.

Sale or Exchange Treatment. Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the exchange is treated as a sale or exchange for U.S. federal income tax purposes pursuant to the Section 302 tests of the Code described above under “Consequences to Tendering United States Holders—Characterization of the Purchase” unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is physically present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our shares that are exchanged constitute a “United States real property interest” with respect to the Non-United States Holder.

Non-United States Holders described in clause (1) above will be subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates in much the same manner as if such Non-United States Holders were a resident of the United States, and in the case of a corporate Non-United States Holder, such Non-United States Holder may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (2) above will be taxed on his or her gains at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of such Non-United States Holder provided that such Non-United States Holder has timely filed U.S. federal income tax returns with respect to such losses.

Our shares will constitute a United States real property interest with respect to a Non-United States Holder if (1) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held such shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the Offer and (2) the Non-United States Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5% of our shares. The determination of whether we are a “United States real property holding corporation” depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. If gain on the disposition of our shares were subject to taxation because of clause (3) above, the Non-United States Holder generally will be subject to U.S. federal income tax in the same manner as a United States Holder. We do not believe that we have been a United States real property holding corporation at any time during the 5-year period preceding the sale pursuant to the Offer.

Distribution Treatment. If a Non-United States Holder does not satisfy any of the Section 302 tests explained above under “Consequences to Tendering United States Holders—Characterization of the Purchase”, the full amount received by the Non-United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as an amount received in a sale or exchange of such shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see “Consequences to Tendering United States Holders—Distribution Treatment”). However, the Depositary or other applicable withholding agent will generally treat amounts received by a Non-United States Holder with respect to our purchase of shares under the Offer as dividends and not as tax-free returns of capital or capital gains distributions, and such dividends will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, unless such dividends are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States. To obtain a reduced rate of, or exemption from, withholding under an applicable income tax treaty, a Non-United States Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, certifying, under penalties of perjury, that the Non-United States Holder is a non-U.S. person, that the dividends are subject to a reduced rate of, or exemption from, withholding under an applicable income tax treaty and that the Non-United States Holder is not subject to withholding under FATCA. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amounts withheld exceed the Non-United States Holder’s U.S. federal income tax liability, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are generally taxed in the manner applicable to United States Holders, as described above under “Consequences to Tendering United States Holders—Distribution Treatment.” In such cases, the Non-United States Holder will not be subject to withholding so long as such Non-United States Holder complies with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the Non-United States Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-United States Holder within the United States and includible in that holder’s gross income. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 “Procedures For Tendering Shares” with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

Notwithstanding the foregoing, even if a Non-United States Holder tenders shares held in its own name as a holder of record and delivers to the Depositary, or other applicable withholding agent, a validly completed IRS Form W-8BEN (or other applicable form) before any payment is made so as to avoid backup withholding, the Depositary or other applicable withholding agent will withhold 30% of the gross proceeds unless such Depositary or other applicable withholding agent determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is validly exempt from U.S. federal income tax under one of the Section 302 tests.

Additional Tax on Net Investment Income. An additional 3.8% tax will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the shares, less certain deductions. You should consult your tax advisor with respect to this additional tax.

United States Federal Income Tax Backup Withholding. See Section 3 “Procedures For Tendering Shares” with respect to the U.S. federal income tax backup withholding requirements.

THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER IN LIGHT OF THE STOCKHOLDER’S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

16.	Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered to stockholders pursuant to the Offer or by increasing or decreasing the amount of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through a newswire service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for shares or increase by more than 2% or decrease the number of shares sought in the Offer; and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 16, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 16. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

In the event that the Financing Condition is satisfied or waived less than five business days prior to the scheduled Expiration Time of the Offer, we will extend the Offer to ensure that at least five business days remain in the Offer following the satisfaction or waiver of the Financing Condition.

17.	Fees and Expenses

We have retained Innisfree M&A Incorporated to act as Information Agent and Equiniti Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares pursuant to the Offer, except as otherwise provided in Section 5.

Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

We are subject to the 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations. The excise tax is imposed by the Inflation Reduction Act of 2022 on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased. The amount of the excise tax is generally 1% of any positive difference between the fair market value of any shares repurchased by the repurchasing corporation during a taxable year and the fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. The excise tax will not apply to a repurchase that is a dividend for U.S. federal income tax purposes. Whether a repurchase of shares from a holder is a dividend for U.S. federal income tax purposes will depend upon such holder’s particular circumstances. See Section 14. As such, it is unclear the extent to which the excise tax will apply to us. We will pay any excise tax out of cash on hand and it will therefore not reduce the amount of cash distributed to a stockholder in a repurchase.

18.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers licensed under the laws of such jurisdiction.

After completion of the Offer, in addition to the shares that we expect to purchase in the Share Repurchase, we may purchase additional shares in the open market, private transactions, exchange offers, tender offers or otherwise, in each case subject to market and other conditions. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Coca-Cola Consolidated.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained or incorporated by reference in this Offer to Purchase and in the Letter of Transmittal. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Coca-Cola Consolidated or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any such information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent, or any of our or their affiliates.

Coca-Cola Consolidated, Inc.

May 20, 2024

[This Page Intentionally Left Blank]

[This Page Intentionally Left Blank]

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Equiniti Trust Company, LLC

by hand, express mail, courier or other expedited service:	by mail:

Equiniti Trust Company, LLC 55 Challenger Road Suite # 200 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department	Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 525 Ridgefield Park, New Jersey 07660

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call toll-free: 1-877-456-3507

Banks and Brokers call collect: 1-212-750-5833